EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and delivered as of October 31, 2003, between Frances G. Rathke (the "Executive") and Green Mountain Coffee Roasters, Inc., a Delaware corporation (the "Company").

PRELIMINARY STATEMENT

The Company is a leader in the specialty coffee industry, with a wholesale operation that serves supermarkets, convenience stores, offices and other locations, and operates a direct mail operation and an e-commerce website. The Company desires to employ Executive, and Executive desires to become an employee of the Company, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, and in order to provide an incentive to Executive to enter into the employ of the Company, the parties hereby agree as follows:

ARTICLE I

TERM

1.01 Term. The term of this Agreement shall begin on October 31, 2003, and shall continue upon the terms and conditions hereinafter set forth.

ARTICLE II

SERVICES

2.01 Employment. The Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company pursuant to the terms of this Agreement. During working hours, Executive shall devote her full time, attention, knowledge and skills to the business and interests of the Company, as shall be mutually agreed upon by Executive and the Company from time-to-time.

2.02 Reporting. Executive shall report to the Company's President and Chief Executive Officer (CEO).

2.03 Title. The title of Executive shall be Vice President, Chief Financial Officer, Treasurer and Secretary.

2.04 Duties and Responsibilities. Executive's duties and responsibilities shall be as set forth in Exhibit A.

ARTICLE III

COMPENSATION

3.01 Company Base Salary. For all services rendered by Executive pursuant to the terms of this Agreement, Executive shall receive through the Company payroll system the Company Base Salary, which shall mean an annual salary in the dollar amount set forth in Exhibit B. In addition, the Executive shall be entitled to annual or other bonuses starting in fiscal year 2003, commensurate with the bonus program (including "discretionary" bonuses) used to pay other Executive and Senior Leadership members. It is expected that the annual bonuses will be based upon meeting or exceeding performance criteria to be mutually agreed upon by the Executive and the CEO or Board of Directors.

3.02 Periodic Payment. The Company shall pay the Company Base Salary in twenty-six (26) equal bi-weekly payments, less all applicable payroll and other taxes required by law to be withheld.

ARTICLE IV

FRINGE BENEFITS

4.01 Holidays. Executive shall be entitled to all paid holidays that are annually observed at the Company.

4.02 Other Benefits and Reimbursements. Executive shall also be entitled to participate in (i) group medical, dental, disability and life insurance programs, (ii) retirement plans, (iii) vacation, (iv) expense reimbursement programs, and (v) such other benefit programs as shall be made available to the Company's senior executives during the term of this Agreement. Executive shall be entitled to a minimum of four weeks' paid vacation per year starting in fiscal year 2004. Any payments of benefits payable to Executive hereunder in respect to any fiscal year during which the Executive is employed by the Company for less than the entire year shall, unless otherwise provided in the applicable plan or arrangement or required by applicable law, be prorated in accordance with the number of days in such calendar year during which Executive is employed.

4.03 Stock Options. The Executive shall be granted stock options as set forth in Exhibit B.

ARTICLE V

INDEMNIFICATION AND INSURANCE

5.01 Bylaw Indemnification. The Company shall indemnify Executive against all liabilities incurred by Executive resulting from Executive's performance of this Agreement, all pursuant to and only to the extent provided in Article __ of the Company's By-laws.

5.02 D&O Insurance. The Company, at its expense, may, in addition, provide director and officer liability insurance covering Executive, among others.

ARTICLE VI

TERMINATION

6.01 Death. Executive's employment shall terminate upon her death.

6.02 Company Termination. The Company may terminate Executive's employment hereunder:

(a) For Cause. The Company shall be deemed to have cause to terminate Executive's employment hereunder upon Executive's: (i) failure to perform and discharge, faithfully, diligently, and to the best of her abilities, the duties and responsibilities set forth herein and on Exhibit A and such other duties and responsibilities as may be assigned to her from time to time, or (ii) conduct that violates a material policy or procedure applicable to or adopted by the Company, or (iii) dishonest or unethical conduct which is injurious to the Company, monetarily or otherwise, or (iv) willful misconduct or gross negligence that is injurious to the Company, monetarily or otherwise, or (v) conviction of a misdemeanor involving moral turpitude or of a felony under the laws of the United States or any state or political subdivision thereof, or (vi) continued unauthorized absence from work, or (vii) material breach of any of the provisions of this Agreement if such breach is not cured within thirty (30) days after written notice thereof is delivered to Executive by the CEO. The decision to discharge Executive "for cause" shall be made by the CEO and Board of Directors.

(b) Without Cause. The Company may terminate Executive's employment without cause upon ten (10) business days advance notice to Executive.

6.03 Executive Termination. Executive may terminate Executive's employment without cause upon ten (10) business days advance notice to the Company.

6.04 Change of Control. Executive may terminate her employment hereunder within the first year following a Change of Control for Good Reason (as such terms are defined herein), upon ninety (90) days' notice, or such shorter period as the Company may approve or require, by delivering a Notice of Termination to the Company pursuant to Section 6.05 hereof. In the event of any such termination, Executive shall continue to render services throughout said ninety (90) day period or such shorter period as the Company approves or requires, if requested by the Company. Regardless of whether the Company requests that Executive render services to the Company during such period, Executive shall be entitled to continue to receive the Company Base Salary during such period.

As used herein, a "Change of Control" shall mean the occurrence of any one or more of the following events:

    (i) A sale, transfer or other conveyance by the Company of all or substantially all of its assets whereby any person is or becomes Beneficial Owner , directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities (except if such Beneficial Owner is Mr. Robert P. Stiller or his affiliates, directly or indirectly),
    (ii) a merger or consolidation by or with the Company in which the Company is not the surviving corporation following such merger or consolidation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) 60% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation affected to implement a recapitalization of the Company (or similar transaction) in which Mr. Robert P. Stiller or his affiliates, directly or indirectly, continues to beneficially own at least 10% or more of the combined voting power of the Company's then outstanding securities,
    (iii) the implementation of any plan or proposal for the liquidation or dissolution or other winding up of the Company, or
    (iv) Mr. Robert P. Stiller or his affiliates, directly or indirectly, fails to continue to beneficially own securities of the Company representing 10% or more of the combined voting power of the Company's then outstanding securities.

As used herein, "Good Reason" shall mean (i) failure of the Company to continue the Executive in the position the Executive had prior to the date of Change of Control, (ii) diminution in the nature or scope of the Executive's responsibilities, duties or authority existing prior to the date of the Change of Control, or (iii) failure of the Company to provide the Executive with the base salary, bonus, and benefits and perquisites in accordance with the terms of this Agreement, as in effect immediately prior to the Change of Control.

6.05 Notice of Termination. Any termination of employment, by the Company or Executive, except termination pursuant to Section 6.01, shall be communicated by delivery of a written notice of termination to the other party (a "Notice of Termination").

6.06 Date of Termination. For purposes of this Agreement, the date of termination (the "Date of Termination") is defined as (i) the date of death if the employment is terminated by death; or (ii) if employment is terminated pursuant to Section 6.02, 6.03 or 6.04 hereof, the date specified in the Notice of Termination.

6.07 Consequences of Termination.

(a) Death. If Executive's employment terminates pursuant to Section 6.01 hereof, the Company shall pay to Executive's executor, administrator or other legal representative the portion of the Company Base Salary earned prior to the Date of Termination. The Company shall have no further obligation to Executive's executor, administrator or legal representative under this Agreement or on account of, or arising out of, the termination of Executive's employment, except to the extent provided under the terms of any benefit plans, and as required by Section 4980B of the Internal Revenue Code ("COBRA") as it relates to the continuation of coverage under group health plan(s) maintained by the Company.

(b) For Cause Termination by the Company. If Executive's employment terminates pursuant to Section 6.02(a) hereof, the Company shall pay to Executive the portion of the Company Base Salary earned prior to the Date of Termination. The Company shall have no further obligation to Executive and/or Executive's executor, administrator or other legal representative under this Agreement or on account of, or arising out of, the termination of Executive's employment, except to the extent provided under the terms of any benefit plans and as required by COBRA.

(c) Without Cause Termination by the Company. If Executive's employment terminates pursuant to Section 6.02(b) hereof, the Company shall pay to Executive the portion of the Company Base Salary earned prior to the Date of Termination. The Company shall have no further obligation to Executive and/or Executive's executor, administrator or other legal representative under this Agreement or on account of, or arising out of, the termination of Executive's employment, except to the extent provided under the terms of any benefit plans and as required by COBRA. Notwithstanding the foregoing, Executive will receive the following additional benefits upon Executive's execution of the Release, attached hereto as Exhibit C, which Release shall be signed and effective as of the Date of Termination, (i) the Company shall pay to Executive her Company Base Salary for a period of twelve (12) months from the Date of Termination at the rate then in effect (subject to any employee contribution for the group medical and dental insurance plan applicable to Executive on the Date of Termination), (ii) the Company shall continue Executive's employee participation in the Company's group medical and dental insurance plans under COBRA at then existing employee contribution rates, which Executive shall pay, for a period up to twelve (12) months from the Date of Termination, or until the Employee secures other comparable employment, whichever is sooner, (iii) the Company shall provide, or arrange for, up to $10,000.00 in outplacement services, (iv) unless provisions in some other agreement between the Executive and the Company or provisions in the stock option plan under which options held by the Executive as of the Date of Termination were granted are more favorable to the Executive, in which case those provisions shall govern, unvested stock options that would have vested in the first six-month period after the Date of Termination shall be accelerated by the Company and become vested as of the Date of Termination, and all vested options as of such date may be exercised by the Executive for up to three months thereafter (unless exercised, such options shall terminate at the end of such three-month period), and all unvested stock options remaining unvested on the Date of Termination shall terminate as of such date, and (v) the Company shall pay to Executive the next annual cash bonus that would have otherwise been payable to Executive but for the termination (if and as approved by the Compensation Committee of the Company's Board of Directors in accordance with the policies and procedures generally applicable to all senior executives), which amount shall be no less than Executive's annual cash bonus in the immediately preceding fiscal year.

(d) Without Cause Termination by Executive. If Executive's employment terminates pursuant to Section 6.03 hereof, the Company shall pay to Executive the portion of the Company Base Salary earned prior to the Date of Termination. The Company shall have no further obligation to Executive and/or Executive's executor, administrator or other legal representative under this Agreement or on account of, or arising out of, the termination of Executive's employment, except to the extent provided under the terms of any benefit plans and as required by COBRA.

(e) Change of Control. If Executive's employment terminates pursuant to Section 6.04 hereof, the Company shall pay to Executive the portion of the Company Base Salary earned prior to the Date of Termination. The Company shall have no further obligation to Executive and/or Executive's executor, administrator or other legal representative under this Agreement or on account of, or arising out of, the termination of Executive's employment, except to the extent provided under the terms of any benefit plans and as required by COBRA. Notwithstanding the foregoing, Executive will receive the following additional benefits upon Executive's execution of the Release, attached hereto as Exhibit C, which Release shall be signed and effective as of the Date of Termination, (i) the Company shall pay to Executive a single lump sum equal to the sum of her (a) one and a half times (i.e. 18 months) annual Base Salary in effect immediately prior to the date of the Change in Control or immediately prior to the date of termination (whichever is greater) and (b) an amount equal to one and a half times the last year's annual cash bonus paid to the Executive (subject to any employee contribution for the group medical and dental insurance plan applicable to Executive on the Date of Termination), (ii) the Company shall continue Executive's employee participation in the Company's group medical and dental insurance plans under COBRA at then existing employee contribution rates, which Executive shall pay, for a period up to twelve (12) months from the Date of Termination, (iii) the Company shall provide, or arrange for, up to $10,000.00 in outplacement services, (iv) unless provisions in some other agreement between the Executive and the Company or provisions in the stock option plan under which options held by the Executive as of the Date of Termination under a Change of Control were granted are more favorable to the Executive, in which case those provisions shall govern, unvested stock options that would have vested after the Date of Termination shall be accelerated by the Company and become vested immediately prior to the Change of Control and shall continue to be exercisable for six months.

ARTICLE VII

NON-COMPETITION

7.01 Restricted Activities. Executive agrees that some restrictions on her activities during and after her employment are necessary to protect the goodwill, Proprietary Information (as defined in Section 8.02 hereof) and other legitimate interests of the Company, and that the agreed restrictions set forth below will not deprive the Executive of the ability to earn a livelihood:

(a) Non-Competition Period. While the Executive is employed by the Company and, after her employment terminates, for one year from the Date of Termination (the "Non-Competition Period"), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the business of the Company within the United States, or undertake any planning for any business competitive with the Company. For the purposes of this Article VII, the "business of the Company" shall mean the roasting, distribution, or sale of coffee, either through wholesale, retail, direct mail or e-commerce channels and any other activities engaged in by the Company at the Date of Termination.

(b) Non-Solicitation of Employees or Customers. The Executive further agrees that during the Non-Competition Period or in connection with the Executive's termination of employment, the Executive will not hire or attempt to hire any employee of the Company, assist in such hiring by any person or entity, encourage any such employee to terminate his or her relationship with the Company, or solicit or encourage any customer or vendor of the Company to terminate its relationship with it, or, in the case of a customer, to conduct with any person or entity any business or activity which such customer conducts or could conduct with the Company.

(c) Unrelated Activities. The provisions of this Article VII shall not be deemed to preclude the Executive from employment or engagement during the Non-Competition Period following termination of employment hereunder by a person or entity, some of the activities of which are competitive with the business of the Company, if the Executive's activities do not relate to such competitive business, and nothing contained in this Article VII shall be deemed to prohibit the Executive, during the Non-Competition Period following termination of employment hereunder, from acquiring or holding, solely as an investment, publicly traded securities of any competitor of the Company so long as such securities do not, in the aggregate, constitute one-half of 1% or more of the outstanding voting securities of such competitor.

(d) Cessation of Payments. Without restricting any other remedies available to the Company under this Agreement or at law or in equity, it is understood that the Company shall not be obligated to continue to make the payments specified in this Agreement in the event of a material breach by the Executive of the provisions of Articles VII or VIII of this Agreement, which breach continues without having been cured within 30 days after written notice to the Executive specifying the breach in reasonable detail.

ARTICLE VIII

CONFIDENTIALITY

8.01 Recognition of Company's Rights; Nondisclosure. At all times during Executive's employment and thereafter, Executive shall hold in strictest confidence and shall not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with Executive's work for the Company, or unless an officer of the Company expressly authorizes such in writing. Executive hereby assigns to the Company any rights she may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its successors and assigns.

8.02 Proprietary Information. The term "Proprietary Information" shall mean any and all confidential or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other Company employees. Notwithstanding the foregoing, it is understood that, at all such times, Executive is free to use information which is generally known in the trade or industry, which is not gained as a result of a breach of this Agreement, and may use my her own skill, knowledge, know-how and experience to whatever extent and in whichever way she wishes.

8.03 No Improper Use of Information of Prior Employers and Others. During Executive's employment by the Company, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom Executive has an obligation of confidentiality, and Executive will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by that former employer or person. Executive will use in the performance of her duties only information which is generally known and used by persons with training and experience comparable to her own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

8.04 Assignment of Inventions.

(a) Proprietary Rights. The term "Proprietary Rights" shall mean all trade secret, patent, copyright, and other intellectual property rights throughout the world.

(b) Assignment of Inventions. Executive hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all her right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by her, either alone or jointly with others, during the period of her employment with the Company, to the extent such Inventions and Proprietary Rights relate to the actual or anticipated business or research and development of Company, or result from or are suggested by work that Executive performs for Company. Inventions assigned to the Company are referred to herein as "Company Inventions."

(c) Works for Hire. Executive acknowledges that all original works of authorship which are made by her (solely or jointly with others) within the scope of her employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

(d) Enforcement of Proprietary Rights. Executive will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive will execute, verify and deliver assignments of such Proprietary Rights to Company or its designee. Executive's obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of her employment, but the Company shall compensate her at a reasonable rate after her termination for the time actually spent by her at the Company's request on such assistance.

8.05 Return of Company Documents. When Executive leaves the employ of the Company, Executive will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions or Proprietary Information of the Company. Executive further agrees that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

ARTICLE IX

MISCELLANEOUS

9.01 No Conflicting Agreements. Executive warrants and represents that, to the best of Executive's knowledge, the execution and performance of this Agreement does not and will not violate, conflict with, or constitute a default under any contract, commitment, agreement, understanding, arrangement, restriction or any adjudication, order, injunction or finding of any kind by any court or agency to which Executive may be a party or by which Executive may be bound.

9.02 Specific Performance. The parties hereby declare that it is impossible to measure in money alone the damages that will or may accrue to the parties bound by and entitled to the benefit of this Agreement by reason of a failure of the parties to comply with Articles VII, VIII or X hereof. It is hereby declared to be the intention of the parties that the provisions of Articles VII, VIII or X hereof may be required to be specifically performed. The non-prevailing party in any proceeding brought to specifically perform Articles VII, VIII or X hereof shall be required to pay the prevailing party's costs incurred in such proceeding, including reasonable attorneys' fees.

9.03 General Provisions. This Agreement, together with its Exhibits: (a) may be executed in any number of counterparts, each of which, when executed by all parties to this Agreement, shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument; (b) shall be governed by and construed under the laws of the State of Vermont without regard to principles of conflicts of laws; (c) constitutes the entire agreement between the parties with respect to its subject matter, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between or among any or all of the parties in such respect; (d) may be amended, modified, or terminated only by a writing signed by all parties; (e) contains headings only for convenience, which headings shall not be used in construction of this Agreement; (f) shall bind and enure to the benefit of the parties and their respective successors and assigns, except that no obligation under this Agreement may be delegated, nor may this Agreement be assigned, without the prior written consent of all parties; and (g) shall y be judicially enforced only in courts located within the State of Vermont, and the parties herein agree that such courts shall have exclusive venue and exclusive subject matter and personal jurisdiction, and such parties consent to service of process by registered mail, return-receipt requested, or by any other manner provided by law. Any notice or other communication required or permitted hereunder shall be in writing, and shall be deemed to have been given when placed in the United States mail, postage pre-paid, addressed to the last known address of the party to be notified.

ARTICLE X

ALTERNATE DISPUTE RESOLUTION

10.01 Subject to Section 10.12, Executive and the Company agree that they will submit any and all disputes directly or indirectly related to recruitment, employment or the termination of employment, except for constitutional or civil rights and worker's compensation claims, disputes relating to benefits, and disputes concerning confidentiality, nondisclosure and non-competition agreements ("any dispute covered by this Agreement") to final and binding arbitration before a neutral arbitrator according to the procedure set out below. The Company and Executive agree that it is their intention that arbitration is to be the sole method for resolving any dispute, except as noted above, covered by this Agreement, and that there will be no resort to court action except to compel arbitration, to enforce the arbitrator's award, or pursuant to Section 10.12 below.

10.02 If there is any dispute covered by this Agreement, the disputing party shall give written notice of such dispute to the other party no later than ninety (90) days after the party knew or should have known that the dispute existed. Within ten (10) days after notice of the dispute is given, the parties will meet to attempt to resolve the dispute. If the parties fail to meet within ten (10) days after the notice of dispute is given or if the parties fail to resolve the dispute within forty-five (45) days after they first meet, either party may initiate arbitration of the dispute as provided hereinafter and in accordance with the American Arbitration Association National Rules for the Resolution of Employment Disputes.

10.03 The party seeking arbitration shall send written notice to the other party of the intention to arbitrate no later than one hundred eighty (180) days after the party knew or should have known that the dispute existed. If the dispute involves statutory rights, the party seeking arbitration shall send written notice to the other party of its intention to arbitrate no later than three hundred (300) days after the party knew or should have known that the dispute existed or within the time limit established by the applicable statute of limitations, whichever is later. This written notice shall contain a description of the dispute, the amount involved, if any, and the remedy sought.

10.04 The Company and Executive shall select an arbitrator by mutual agreement within thirty (30) days after the written notice of intention to arbitrate is received. If the parties fail to select an arbitrator by mutual agreement, the party seeking arbitration shall notify the American Arbitration Association ("AAA") of the demand for arbitration and obtain a list of arbitrators from the AAA's Employment Dispute Resolution Roster. If the parties fail to agree on an arbitrator, the AAA Administrator or his/her delegate shall select an arbitrator, who is a member of the AAA's Employment Dispute Resolution Roster.

10.05 The Arbitrator shall have the authority to resolve all issues in dispute, including the Arbitrator's own jurisdiction, and to award compensatory remedies and other remedies permitted by law. The Arbitrator shall have no authority to alter, add to or modify the terms of the Employment Agreement. The Arbitrator shall decide the matters in dispute in accordance with the laws of the State of Vermont, without reference to the conflict of laws rules, except that the parties agree that this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq.

10.06 The place of arbitration shall be Waterbury, Vermont or at such other place as agreed by the Company and Executive. The Company and Executive may be represented by the attorney of their choice.

10.07 The award of the Arbitrator shall be final and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accountings. Any monetary award shall include interest, as necessary, at the highest domestic prime rate published by The Wall Street Journal on the date of the award.

10.08 Judgment upon the award rendered by the Arbitrator may be entered by any court of competent jurisdiction. For purposes of the enforcement of any arbitration award, the parties submit to the non-exclusive jurisdiction of the United States federal district court for the district of Vermont, and the courts of the State of Vermont. Each of the parties consents to service of process by registered mail at its address set forth herein and agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other party

10.09 The Company shall pay the arbitrators' compensation (expenses and fees). The Executive and the Company shall pay their own attorneys' fees and costs, and all administrative fees of the AAA shall be divided equally between the parties, unless the arbitrator determines that applicable law requires otherwise. If the Arbitrator finds that the claim sought to be arbitrated was frivolous or presented in bad faith, he may award attorneys' fees to the prevailing party. Should either party request a transcript of the proceedings, then that party will bear the full cost for that transcript.

10.10 Any claim by either party shall be time-barred unless (i) the time period outlined in Section 10.03 is met, and (ii) an arbitrator has been selected and a hearing has been scheduled within 90 calendar days after providing the written notice of intention to arbitrate required under Section 10.03.

10.11 This agreement to arbitrate shall be binding upon the heirs, successors, and assigns and any trustee, receiver, or executor of each party.

10.12 The agreement to arbitrate shall in no way limit the Company's right to seek an injunction from any court of competent jurisdiction to enforce the provisions of Articles VII and VIII of the Executive Employment Agreement.

10.13 In the event that any provision regarding arbitration is held to be in conflict with a mandatory provision of applicable law, the conflicting provision shall be modified to conform to applicable law.

10.14 The Company and Executive agree that it is impossible to measure in money alone the damages that will or may accrue to the parties bound by and entitled to the benefit of this agreement to arbitrate because of a failure of a party to comply with it. The Company and Executive hereby declare that it is their intention that the agreement to arbitrate may be required to be specifically performed. The non-prevailing party in any proceeding brought to specifically perform the agreement to arbitrate shall be required to pay the prevailing party's costs incurred in such proceeding, including reasonable attorneys' fees.

10.15 The Executive should consult with a lawyer prior to signing this agreement to arbitrate. The Executive has twenty-one (21) days in which to consider this agreement to arbitrate and seven (7) days after signing to revoke the agreement to arbitrate.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:_Robert P. Stiller
Robert P. Stiller
President and CEO

/s/ Frances G. Rathke
Frances G. Rathke

Exhibits:

A -- Duties and Responsibilities
B -- Company Base Salary
C -- Form of Release

BTV/249671.2

EXHIBIT A

DUTIES AND RESPONSIBILITIES

The Chief Financial Officer serves as a company officer managing the Company's accounting, reporting and control policies and practices; financial planning and analysis; treasury, tax planning, reporting and compliance; strategic planning and development, capital planning, credit and accounts receivables, accounts payables, risk management, and investor relations. The CFO will play an integral role in driving the financial performance in the business units, channels and teams. The CFO reports directly to the President and CEO.

The CFO will participate directly as a member of the Company's senior management team in setting short and medium-range goals and objectives, and in identifying, analyzing and implementing specific acquisition, reworking and divestiture initiatives and balance sheet driven opportunities.

Key Responsibilities:

The Chief Financial Officer of the Company is responsible to:

Plan, develop, organize, implement, direct and evaluate the Company's fiscal function and performance.

Participate in the development of the company's strategic plans and programs.

Ensure the timely and accurate preparation, analysis and presentation of financial reports and statements at the Company and to the SEC.

Perform timely and insightful financial and operational analyses, and present the related data and information to the Company for decision-making and action.

Develop and implement cash management programs, revenue and expense forecasting techniques, financial leverage approaches, and cost savings initiatives.

Staff and motivate the accounting, financial analysis, budget, treasury, tax and investor relations' functions with talented, competent and committed employees.

Assist in the evaluation and execution of potential alliances, acquisitions or divestitures.

Work with the auditors and advisors to complete consolidated annual reports, implement tax strategies, and develop and complete strategic plans and key projects.

Be an advisor from the financial perspective on any contracts into which the Company may enter.

EXHIBIT B

COMPANY BASE SALARY AND STOCK OPTION GRANT

BASE SALARY:

For the first six months of employment $190,000

After six months of employment for the remainder of the first year $200,000

After the first year of employment, the Executive may be eligible for annual increases in Company Base Pay commensurate with performance and economic conditions of company.

STOCK OPTIONS:

The Executive shall be granted nonqualified stock options for 25,000 shares of the Company's Common Stock in accordance with the Company's 2000 Stock Option Plan. The exercise price of shall be the lower of the price as of the date of the Executive's employment start date or the date upon which the Executive started as the Interim Chief Financial Officer on April 7, 2003. The options shall vest 25% after the first year of employment and 1/48th per month thereafter. The options shall have a 10-year term. The options shall be approved by the Compensation Committee of the Board of Directors.

EXHIBIT C

FORM OF RELEASE

SEPARATION AGREEMENT

AND

GENERAL RELEASE

This Separation Agreement is entered into by and between Employee and Green Mountain Coffee Roasters, Inc., (hereinafter "GMCR") in order to set out their agreement on the terms and conditions under which the employment of Employee with GMCR will end.

It is agreed that Employee's employment with GMCR ended on _________________ (insert date).

GMCR, hereby agrees to provide Employee with the following:

  Bi-weekly salary payments of $_______________ (less appropriate federal, state, FICA and other deductions) for ---- calendar days following the expiration of the 7-day revocation period set out in paragraph 5 below.

It is agreed that these payments include amounts that Employee is not otherwise entitled to.

1. In exchange for the actions to be taken by GMCR, set out above, Employee agrees to the following general release:
    Employee for herself, her successors, administrators, heirs and assigns, hereby agrees to release, waive and forever discharge GMCR, any affiliated company or subsidiary, their predecessors, successors, affiliates, assigns, shareholders, directors, officers, agents, employees and/or representatives, whether past, present or future (hereinafter "the Released Parties"), from any and all actions, suits, debts, demands, damages, claims, judgments, or liabilities, including costs and attorneys' fees, whether known or unknown, including, but not limited to, all claims based on the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.A. Section 621, et seq., Vermont's Fair Employment Practices Act, any other applicable state laws, including New York, and any applicable Federal Laws. This release applies to claims that arose during the course of and as a result of Employee's employment with GMCR.
    Further, except where prohibited by law, Employee agrees that she will not file any statutory, civil or administrative claim, action, complaint, or grievance or charge of any kind against the Released Parties, relating to the separation of employment. If Employee asserts such a claim, GMCR shall be entitled to cease making any payments under this Agreement. Employee further understands that, if, after having signed this Agreement, Employee files or causes to be filed, any lawsuit, charge, complaint, grievance, claim, including but not limited to, an administrative action asserting any claim or demand which is within the scope of this Agreement, GMCR shall retain all rights and benefits of this Agreement, and GMCR may recoup the value of all payments and benefits paid pursuant to this Agreement, whether or not the claim made by Employee, or on Employee's behalf is valid. This provision shall not apply to a claim for unemployment compensation.
  Employee has waived rights or claims pursuant to this Agreement in exchange for consideration, the value of which exceeds payment or remuneration to which she was already entitled.
  Employee has been provided twenty-one (21) days within which to consider whether she would sign this agreement. Employee understands that should she decide to execute the Agreement in fewer than 21 days, she has done so after having the opportunity of consulting with an attorney and with the express understanding that she has been given and has freely and voluntarily declined the opportunity to consider the agreement for a full twenty-one (21) days.
  Employee has been advised that she may consult with an attorney of her choosing prior to executing this Agreement.
  Employee may revoke this Agreement within seven (7) days after it is executed by giving written notice to Kathy Brooks, Vice-President of Human Resources, Green Mountain Coffee Roasters, Inc., 33 Coffee Lane, Waterbury, Vermont 05676-1529.
  This Agreement contains the entire understanding between Employee and GMCR relating to the subject matter of Employee's separation and Employee agrees that GMCR has not made any oral or written promises to Employee that are not fully or accurately set forth in this Agreement.
  The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Vermont.
  In the event that any paragraph, subparagraph or provision of this Agreement shall be determined to be partially contrary to governing law or otherwise partially enforceable, the paragraph, subparagraph, or provision and this Agreement shall be enforced to the maximum extent permitted by law, and if any paragraph, subparagraph, or provision of this Agreement shall be determined to be totally contrary to governing law or otherwise totally unenforceable, the paragraph, subparagraph, or provision shall be severed and disregarded and the remainder of this Agreement shall be enforced to the maximum extent permitted by law.
  The parties acknowledge by signing this Agreement that they have read and understand this document, that they have conferred with or had opportunity to confer with an attorney regarding the terms and meaning of this Agreement, that they have had sufficient time to consider the terms provided for in this Agreement, that no representation or inducements have been made to them except as set forth herein, and that they have signed the same KNOWINGLY AND VOLUNTARILY.
  This Agreement may not be modified, altered or changed except upon written consent of both parties.

PLEASE READ THIS AGREEEMNT CAREFULLY. This separation agreement and general release includes releases of all known and unknown claims.

Date Received by Employee:____________

Date executed: ___________________ ______________________________

Employee

Date: ____________________ Green Mountain Coffee Roasters, Inc.

By: ______________________________

Kathy Brooks, Vice-President of Human Resources

BTV.249671.2